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SECURITIES AND EXCHANGE COMMISSION
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Important Information

Additional information and where to find it

Palm intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Palm. Before making any voting or investment decision with respect to the merger, investors and stockholders of Palm are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Palm with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, by going to Palm’s Investor Relations page on its corporate website or by contacting Palm’s Investor Relations department by email at teri.klein@palm.com, by phone at (408) 617-7000, or by mail at Palm, Inc., Investor Relations, 950 West Maude Avenue, Sunnyvale, California 94085.

Participants in the solicitation

Palm and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Palm stockholders in connection with the acquisition. Information about HP’s directors and executive officers is set forth in HP’s proxy statement on Schedule 14A filed with the SEC on January 27, 2010 and HP’s Annual Report on Form 10-K filed on December 17, 2009. Information about Palm’s directors and executive officers is set forth in Palm’s proxy statement on Schedule 14A filed with the SEC on August 13, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Palm intends to file with the SEC.

Conference Call Transcript

Hewlett-Packard to Acquire Palm Conference Call

Event Date/Time: Apr 28, 2010 / 09:00PM  GMT

CORPORATE PARTICIPANTS

Jim Burns

Hewlett-Packard - VP, IR

Todd Bradley

Hewlett-Packard - EVP, Personal Systems Group

CONFERENCE CALL PARTICIPANTS

Richard Gardner

Citigroup - Analyst

Katy Huberty

Morgan Stanley - Analyst

Shannon Cross

Cross Research - Analyst

Aaron Rakers

Stifel Nicolaus - Analyst

Amit Daryanani

RBC Capital Markets - Analyst

Rod Hall

JPMorgan - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Hewlett-Packard conference call to discuss Hewlett-Packard’s acquisition of Palm. My name is Mike, and I will be your coordinator today. As a reminder, today’s call is being recorded for replay purposes.

I would now like to turn the call over to Mr. Jim Burns, Vice President of Investor Relations. You may proceed.

Jim Burns  - Hewlett-Packard - VP, IR

Thank you. Good afternoon and thank you all for attending this call on such short notice. We are very excited today to announce that Hewlett-Packard and Palm have reached a definitive agreement for Hewlett-Packard to purchase Palm at a price of $5.70 per share, giving the transaction a total enterprise value of $1.2 billion.

After I give you a brief overview of the terms of the deal, Todd Bradley, Executive Vice President of HP’s Personal Systems Group, will discuss the strategic benefits of the transaction. We will then conduct a brief Q&A session.

Since we are in quiet period, we will not be taking any questions that are not specifically related to the definitive agreement with Palm. Before we get into the details of this agreement, I wanted to let you know that this call is being webcast live, and a replay will be available shortly after the call. There is a slide presentation accompanying this call that is available on the HP Investor Relations website at HP.com.

Some information provided during this call may include forward-looking statements that are based on certain assumptions and are subject to a number of risks and uncertainties, and actual future results may vary materially. In addition to the slides posted on HP’s Investor Relations website, information about the transaction, its participants, and its risks is or will be included in the respective SEC filings of HP and Palm.

Before making any voting or investment decision with respect to the acquisition, investors are urged to read Palm’s proxy statement and the other relevant materials when they become available because they will contain important information about the transaction.

So, if you go to page three of the slide deck on the Web, it includes a brief summary of the terms of the transaction. Under the terms of the merger agreement, Palm stockholders will receive $5.70 for each share of Palm common stock that they hold at the closing of the merger. The transaction is to be financed with existing cash. The acquisition is subject to customary closing conditions, including the receipt of domestic and foreign regulatory approvals and the approval of Palm stockholders. The transaction is expected to close in the third quarter of HP’s fiscal 2010, and with that, I would like to turn the call over to Todd Bradley.

Thank you.

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Thanks, Jim. The market we are focused on, connected mobile devices, is large, profitable and growing. It is driven fundamentally by our customers’ need to be connected to the people, information and entertainment that matter most to them. We believe that the acquisition of Palm is a transformational deal in the connected mobility market, opening up opportunities for further profitable growth by leveraging the unique strengths of Palm, along with the unique strengths of HP.

Over the past five years, HP has driven profitable growth in our PC business through a strategy of building global scale and delivering a superior customer experience. While we see tremendous opportunities in the market to continue to leverage our scale and capture the efficiencies that brings, today’s announcement is very much about how HP will provide our customers with a great experience as they increasingly live their lives online for work, entertainment, and everything in between.

In acquiring Palm, HP dramatically accelerates the assets needed to deliver compelling connected mobile experiences. Palm’s world-class technology, coupled with HP’s scale and financial strength, will accelerate our strategy within the connected mobile device market.

Please turn to slide five, if you will. This market presents a significant opportunity for profitable growth. The smartphone market alone is over $100 billion and growing over 20%. We see further opportunities beyond smart phones into additional connected mobile form factors. We anticipate that with the webOS we will be able to aggressively deploy an integrated platform that will allow HP to own the entire customer experience, to effectively nurture and grow the developer community, and to provide a rich, valued experience for our customers. With Palm HP acquires a strong operating system to deliver a unique customer experience in applications to over 2000 apps and growing, a platform to deliver mobile cloud-based services, and an opportunity to drive preference in the market among consumers.

Turning to slide six, you can see that with Palm and HP each entity brings unique assets and advantages that we expect to contribute to a winning combination. At the foundation of both companies is a deep expertise in mobility, a culture of innovation and strong carrier relationships. Two Silicon Valley-based technology companies with a passion for innovation.

Palm has developed a world-class mobile operating system and platform. The integrated user interface they have architected and implemented delivers an incredible experience from true multitasking on the device to a rich and growing set of applications. Behind this technology is a valuable IP portfolio including cloud-based assets which will advantage HP competitively. And behind that IP is a deep bench of engineering talent led by a strong and experienced management team.

Palm brings all of this to HP, the right operating environment, a valuable IP portfolio, and the people who know how to drive innovation that matters to customers. HP brings to the table both the financial strength and the commitment to further invest to accelerate profitable growth in the connected mobile device market. We intend to invest heavily in product development and go to market to drive this business aggressively.

HP has built a position of unique strength through our scale and global reach. One out of five PCs shipped in over 170 countries worldwide comes from HP. That is about two PCs per second. This scale provides a foundation of flexibility, cost efficiency and reach, which is unique in the industry. And with Palm, HP expects to leverage its scale and global reach to extend the webOS experience to more customers in more countries and across more products than Palm could do on its own.

If you turn to slide seven, you see that webOS was built as a true mobile platform. With the Web at its core, it enables significant scalability, ease of application development, and portability to multiple devices. The environment performs the way you would want and expect a personal connected device to operate with application multitasking, integrated personal information, and Web services and an intuitive gesture interface. With more than 2000 applications and growing, this platform and the Palm developer program are gaining momentum. With HP, given the financial commitment we intend to make to this operating environment, we expect this pace to accelerate.

Furthermore, this platform enables cloud-based services such as over the air updates, online backup and messaging services.

Turning to slide eight, the response to the webOS in the analyst and tech media communities has been resoundingly positive. These comments reflect more than just kudos for a great product. They underscore the deep value of an integrated solution that Palm has architected. With HP’s additional investments and commitment to this ecosystem, we will realize the full potential of this integrated solution.

Finally, please turn to slide nine. In conclusion, we see the acquisition of Palm as a strategic and financially attractive opportunity. It accelerates HP’s strategy in a profitable and growing market category. Together HP and Palm will make a powerful combination. With our long histories in Silicon Valley, our values and vision are consistent, and our strengths are complementary. Palm provides HP with the opportunity to move forward with world-class technology and an integrated customer experience. Coupled with our scale, global reach and investments in the ecosystem, we expect we will see solid growth. We are excited about accelerating our capability to provide our customers with compelling connected mobile experiences.

Jim, I believe we will now open for questions.

Jim Burns  - Hewlett-Packard - VP, IR

Thanks. Operator, we will take our first question, please.

QUESTION AND ANSWER

Operator

(Operator Instructions). Richard Gardner, Citigroup.

Richard Gardner  - Citigroup - Analyst

Well, I guess the big picture question is why acquire your own operating environment as opposed to simply building products based on Android, which seems to have a tremendous amount of momentum in the marketplace and a much bigger development community today?

And then secondarily, I was hoping you could touch on dilution/accretion from the deal and any cost synergy opportunities.

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

I will start on the strategic point, and I will let Jim address the financial questions.

Look, we believe several things. First, our breadth of products between smartphones, slates and potentially netbooks represents an enormous opportunity to our customers. We believe that this is a very, very early stage market. I think the developer community will very aggressively as we invest and provide support begin to develop that suite of applications for webOS that will make it even more compelling than it is today. At the same time we clearly believe in choice and why you did not ask we intend to continue to be a strategic partner for Microsoft. They are a huge piece of our business today and will continue to be so, and we believe there is a unique opportunity with Palm to create an HP experience across these connected products.

Jim Burns  - Hewlett-Packard - VP, IR

That is great, Todd, and I will just add onto your commentary around accretion/dilution. So we assume — we are assuming this deal is going to close in our fiscal Q3, probably towards the end of the fiscal Q3. That would put our modeling at probably a few cents of dilution in the second half of the year.

Next year you mentioned synergies. We are going to leverage our scale to improve certainly the cost structure of the products, given the procurement leverage that we have, etc., and the scale advantages we have. We also see growth synergies with the business, too. At the same time, we are going to be, as Todd mentioned earlier, putting more investments into the business, too. So when you net all that stuff together, I think you will see in the grand scheme of things pretty mild dilution in 2011 and accretion beyond 2011.

Operator

Katy Huberty, Morgan Stanley.

Katy Huberty  - Morgan Stanley - Analyst

Yes, thanks. Good afternoon. Todd, what is the timeline to evolve webOS to run on HP hardware and specifically on different form factors with larger screens? And then Jim, maybe if you could just comment whether there is a breakup fee associated with the deal?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Yes, so, first, we need to get the transaction closed before we get to talking about timelines. Obviously, as part of due diligence, we ensure the capability to create these products, but we have not announced any specific timelines at this point. And Jim will take the other part of your question.

Jim Burns  - Hewlett-Packard - VP, IR

Yes, we are not going to get into the details on the breakup fee stuff. All that we will have proxy information and other SEC filings that will have all the details about the deal that we are prepared to disclose.

Operator

Shannon Cross, Cross Research.

Shannon Cross  - Cross Research - Analyst

Todd, can you talk a little bit about the competitive landscape? Where you see the devices that are running Palm OS competing, and is it consumer first and then maybe more into corporate, or how should we think about the positioning of the OS at least in the next couple of years?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

I think you have to break it up almost among the product categories. While Palm currently has the Pre and Pixi smartphones, we see that as one space that right now is very consumer-oriented, and we will look at how we leverage our both retail and commercial channels to broaden the distribution of that — those set of products. I think the tablet/slate products are such new markets, we see opportunities broadly for consumers, but at the same time, having just finished up our partner conference, enormous interest on behalf of channel partners with specific vertical deployments in things like healthcare and education. So I think you will see these products deployed in both markets or both segments, consumer and commercial, and again, we will talk about timelines when we get closer to a completion.

Shannon Cross  - Cross Research - Analyst

Okay. And then just one follow-up question for Jim. You list the experience in your team, and clearly Jon and others are good. How would you lock them in, or is there anything — are they — can we assume that they are locked in for at least a period of time?

Jim Burns  - Hewlett-Packard - VP, IR

We have a significant retention program that we put in place as part of the deal.

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Look, I think I will characterize for Jon, as we have had pretty specific discussions, he is very excited about staying and building out — actually executing his vision for the webOS into a broader market, and I think HP brings those capabilities to him to do that. And I think it is fair to say that his team is excited as well.

Operator

Aaron Rakers, Stifel Nicolaus.

Aaron Rakers  - Stifel Nicolaus - Analyst

I guess first question and a quick follow-up. The first question, I know that you had referenced leveraging your two strategic positions within the carrier market or the service provider market. I think it would be helpful to understand what HP if you could characterize HP’s positioning at the carrier level and how you expect to solidify what looks to be some challenges that Palm has had over the last couple of quarters.

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Well, I think — let me try this a couple of ways. First, I think it is fair to say that the investments we intend to make in our go-to-market capabilities once we close the transaction will be very important. Our investments we intend to make in building out the application developer capabilities for the platform will be very, very important.

Today HP provides the infrastructure for, I think, eight of the 10 top carriers in the world. And as we built our plans, our execution plans, we focused on leveraging several large carriers instead of large numbers of small carriers. So we think that leverage and that focus will provide a very significant growth platform for these products as we go forward.

Aaron Rakers  - Stifel Nicolaus - Analyst

And then a follow-up, I just want to be clear. You had mentioned obviously the deal closes in fiscal third quarter. I think you said slightly dilutive in the second half of the year, but I think it also followed up with saying it would be mildly dilutive for fiscal 2011. Did I hear that right?

Jim Burns  - Hewlett-Packard - VP, IR

Yes, you did.

Aaron Rakers  - Stifel Nicolaus - Analyst

Mildly a couple of pennies or not even that?

Jim Burns  - Hewlett-Packard - VP, IR

Well, the grand scheme of the earnings power of the company it is not significant is what I would say. We are not going to get into putting penny figures on the thing. The synergies do start kicking in in the first full year of fiscal year 2011. But Palm is operating at an operating loss right now, so we have got work to do. But it will be mild. I’ll just leave it there.

Operator

Amit Daryanani, RBC Capital Markets.

Amit Daryanani  - RBC Capital Markets - Analyst

A couple of questions. First off, could you talk about how you intend to keep the Palm R&D and the engineering team within HP? Do they have retentions as well? And do we intend to keep them separate, or do you expect to integrate that with the broader HP (inaudible) offering?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Well, we intend to operate it as a business unit, which is in line with the way we are structured today. I think as I said earlier Jon Rubinstein is very excited about the opportunity HP represents to build out the platform, and I think it is fair to say his leadership team is as well.

Amit Daryanani  - RBC Capital Markets - Analyst

And then how should we think about the existing, the iPAQ offering that HP has, do you expect to keep that on the Windows mobile platform the way it is, and then Palm would run on webOS, or would it all just be — would everything get run on webOS down the road?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

We have not made the specific roadmap announcements yet. As we get closer to or as we close the transaction, we will be much more granular in how we communicate that.

Why don’t we take one more question, please?

Operator

Rod Hall, JPMorgan.

Rod Hall  - JPMorgan - Analyst

I’m going to be asking for Mark Moskowitz as well who covers HP. He is out of office at the moment. One of the main questions we have got is we have seen Apple succeeding as a content platform in addition to the hardware platform that they are providing. So they are doing a lot of content aggregation. Do you intend to get into that side of the business to move the platform forward? Can you just talk a little bit about what your content strategy might be?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Our focus is to provide connected devices that enable people to safely and seamlessly connect to that information that is important to them, be that entertainment or work or personal data. So I don’t think we are content creators, but we are access providers.

Rod Hall  - JPMorgan - Analyst

So does that mean you would look to do deals with music companies and video companies and things like that, kind of along the lines of what we have seen Apple do?

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Well, look, we are not going to get into the specifics of how we will execute the strategy that we have laid out for the acquisition. I think we will do more of that as we get the transaction closed.

Rod Hall  - JPMorgan - Analyst

Okay and then just one follow-up on R&D. You talked about how you are going to approach that, but we are modeling about $190 million a year of R&D at Palm. Do you think that is adequate? Is that roughly what you would see going forward, or do you think it needs to be increased to move the platform to the next level?

Jim Burns  - Hewlett-Packard - VP, IR

We are going to be increasing that. We’re going to be increasing the sales and marketing also. So we are going to be taking this platform, which today exists in smartphones and taking it much broader than that. We are going to be taking — putting more money behind the sales and marketing commitment of it, and so we are definitely going to be investing heavily in this business in the next year.

I will turn it here to Todd now for the close.

Todd Bradley  - Hewlett-Packard - EVP, Personal Systems Group

Okay. Thanks, Jim, and thanks all of you for joining us today.

In closing, I would just like to say I’m very excited about this transformational deal in the connected mobile device market. We are really looking forward to closing the acquisition. We strongly believe that HP’s scale, global reach and financial strength, coupled with the world-class technology from Palm, will be a winning combination for our customers, partners, shareholders and our employees.

And with that, we will now conclude today’s call. Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. That concludes today’s presentation. You may now disconnect. Have a wonderful day.